Exhibit 99.1

Carbon Natural Gas Company

Announces

Acquisition of Oil Producing Assets

In Ventura Basin, California

Denver, Colorado May 2, 2018	Carbon Natural Gas Company (OTCQB:CRBO)

On May 1, 2018, Carbon Natural Gas Company (“Carbon” or the “Company”), through its subsidiary Carbon California Company, LLC, (“Carbon California”) completed the acquisition of oil and gas producing properties and related facilities located in the Ventura Basin of California for $43 million subject to normal and customary post-closing adjustments.

The acquired assets are comprised of conventional light, sweet crude oil production with shallow base decline. The acquisition increases the volume of light oil production and proved reserves of Carbon California and provides for additional cash flow from Carbon’s Ventura Basin operating region. The acquired properties have an inventory of proved developed non-producing and proved undeveloped growth opportunities on which the Company will commence a development plan. The Company believes that operating synergies and economies of scale may be achieved as the properties are integrated into existing field operations.

Current net production from the acquired assets is approximately 920 barrels of oil equivalent (boe) per day (79% oil and liquids). Based on reserves as of January 1, 2018 prepared by the Company’s qualified reserves evaluator using SEC pricing methodology, the Company estimates that the properties contain 17.6 million barrels of Proved Reserves (77% oil and liquids) comprised of 6.9 million net boe of Proved Developed Producing Reserves, 5.8 million net boe of Proved Developed Non-Producing Reserves and 4.9 million net boe of Proved Undeveloped Reserves.

Carbon holds a 54% ownership interest in membership units of Carbon California. Carbon is Manager of Carbon California and a portion of the Company’s general and administrative expenses is allocated to and paid by Carbon California.

Financing for the transaction was provided by the Company and an institutional investor, each of which purchased $5 million of Class A Units of Carbon California for an aggregate cash consideration of $10 million. In addition, Carbon California entered into an amendment to its existing Senior Secured Note Credit Facility to increase the borrowing base available under its credit facility from $15 million to $41 million. Carbon California borrowed $25 million under the credit facility and entered into a Securities Purchase Agreement for the issuance and sale of $3 million of Senior Subordinated Notes due February 15, 2024 which, along with proceeds of approximately $5 million from effective date adjustments, deposit and transaction costs combined to complete the financing of the transaction.

Forward-Looking Statements

Certain statements, including those regarding the estimates of oil and gas reserves and the availability of complementary acquisitions, contained in this communication regarding matters that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the current expectations of Carbon and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout the Company’s periodic filings with the U.S. Securities and Exchange Commission available at www.sec.gov. Any forward looking statements speak only as at the date of this document. Except as required by applicable law, Carbon undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Carbon Natural Gas Company is an independent oil and gas exploration and production company which owns, operates and develops oil and gas properties in the Appalachian, Illinois and Ventura Basin areas of the United States.

Contact:

Kevin D. Struzeski

Chief Financial Officer

1700 Broadway

Suite 1170

Denver, Colorado 80290

720 407 7030